IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
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PEPSICO, INC., a North Carolina Corporation, JOHN C. COMPTON, and CYNTHIA M. TRUDELL,	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. ______-____
Plaintiffs,
v.
LINDA G. ALVARADO, BARRY H. BERACHA, ERIC J. FOSS, IRA D. HALL, SUSAN D. KRONICK, BLYTHE J. McGARVIE, JOHN A. QUELCH, JAVIER G. TERUEL, and THE PEPSI BOTTLING GROUP, INC., a Delaware Corporation,
Defendants.
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VERIFIED COMPLAINT
FOR DECLARATORY AND INJUNCTIVE RELIEF

Plaintiffs PepsiCo, Inc. (“PepsiCo”), John C. Compton, and Cynthia M. Trudell, file this verified complaint (the “Complaint”) against The Pepsi Bottling Group, Inc. (“PBG”), and Linda G. Alvarado, Barry H. Beracha, Eric J. Foss, Ira D. Hall, Susan D. Kronick, Blythe J. McGarvie, John A. Quelch, and Javier G. Teruel (collectively, the “Director Defendants,” and together with PBG, the “Defendants”), upon knowledge as to matters relating to themselves and upon information and belief as to all other matters, and allege as follows:

NATURE AND SUMMARY OF ACTION

1. This action seeks redress for a series of breaches of fiduciary duty and violations of Delaware law by the members of the board of directors of PBG (the “PBG

Board”) other than John C. Compton and Cynthia M. Trudell in response to PepsiCo’s non-threatening, negotiable, premium offer to acquire all of the outstanding shares of PBG common stock that it does not already own (the “Proposed Acquisition” or the “Offer”).  PepsiCo currently beneficially owns approximately 33% of the outstanding stock of PBG and approximately 40% of the voting power of PBG stock.  Plaintiffs Compton and Trudell are members of the PBG Board who are also employees of PepsiCo.

2. Upon announcing the Offer, PepsiCo publicly stated that it expected PBG to form a special committee comprised solely of PBG directors unaffiliated with PepsiCo to consider the Offer.  PepsiCo also indicated that it looked forward to discussing the Offer with PBG’s independent directors and their independent legal and financial advisors.  On April 24, 2009, PBG announced that it had created a special committee, comprised solely of independent PBG directors, to respond to the Offer.

3. After receiving the Offer, the PBG Board scheduled a meeting to respond to PepsiCo’s proposal.  However, instead of convening a meeting of the full PBG Board and having Compton and Trudell recuse themselves where appropriate, the PBG Board chose simply to not provide notice to two of its ten board members, convene a secret meeting, and invalidly (1) approve a series of amendments to PBG’s corporate bylaws, (2) adopt a stockholders’ rights plan that infringes upon PepsiCo’s fundamental rights as a stockholder of PBG, and (3) approve retention agreements to provide extra compensation for PBG senior management.

4. As a threshold matter, all actions taken at that “meeting” are invalid and void under Delaware law because notice of that “meeting” was not provided to two of the PBG directors, Compton and Trudell.

5. Moreover, the scope of the stockholders’ rights plan has the added effect of curtailing PepsiCo’s basic rights as the holder of 40% of PBG’s voting power by preventing it from, among other things, privately obtaining revocable consents or proxies from not more than ten of its fellow PBG stockholders, as permitted by federal law, without triggering the “poison pill.”

6. In addition, the Director Defendants failed to conduct a reasonable and good-faith investigation of the Proposed Acquisition, and adopted a stockholders’ rights plan that is entirely unreasonable and grossly disproportionate in response to PepsiCo’s negotiable, non-coercive offer.  Simply put, the Director Defendants’ decision to adopt this rights plan cannot withstand the heightened scrutiny applicable under controlling Delaware law.

7. By convening a meeting without notice to all of the members of the PBG Board, and by maintaining defensive measures that are unreasonable and disproportionate responses to the Proposed Acquisition and that threaten PepsiCo’s rights as a shareholder, the Director Defendants have breached and continue to breach the fiduciary duties they owe to all PBG stockholders, including PepsiCo, under Delaware law.

8. To remedy these breaches, this action seeks declaratory and injunctive relief declaring null and void all actions taken at the improperly constituted PBG Board meeting, ordering PBG and the PBG Board to refrain from conducting any such meetings in the future, invalidating the provisions of the stockholders’ rights plan that interfere with PepsiCo’s rights as a PBG stockholder and enjoining PBG from allowing the poison pill to be triggered by exercise of those rights, and requiring PBG to dismantle its poison pill.

THE PARTIES

9. Plaintiff PepsiCo is a corporation duly organized under the laws of the State of North Carolina, with its principal executive offices at 700 Anderson Hill Road, Purchase, New York 10577.  PepsiCo is one of the world’s largest food and beverage companies, with 2008 annual revenues of more than $43 billion.  PepsiCo employs approximately 198,000 individuals worldwide, and its products are sold in approximately 200 countries.

10. Plaintiff John C. Compton is a member of the PBG Board, a position he has held since March 2008.  Since November 2007, Compton has been Chief Executive Officer of PepsiCo Americas Foods, an operating unit of PepsiCo.

11. Plaintiff Cynthia M. Trudell is a member of the PBG Board, a position she has held since May 2008.  Since February 2007, Trudell has been Senior Vice President, Chief Personnel Officer of PepsiCo.

12. Defendant PBG is a corporation duly organized under the laws of the State of Delaware, with its principal executive offices located at One Pepsi Way, Somers, New York 10589.

13. Defendant Eric J. Foss (“Foss”) is the Chief Executive Officer of PBG and the Chairman of the PBG Board, positions he has held since July 2006 and October 2008, respectively.

14. Defendant Ira D. Hall (“Hall”) is a member of the PBG Board and the Chairman of the Special Committee of the Board of Directors consisting of directors independent of PepsiCo (the “Special Committee”).  Hall has been a PBG Board member since March 2003.

15. Defendant Linda G. Alvarado is a member of the PBG Board, a position that she has held since March 1999.  She is the president and chief executive officer of Alvarado Construction, Inc.

16. Defendant Barry H. Beracha is a member of the PBG Board, a position that he has held since March 1999.

17. Defendant Susan D. Kronick is a member of the PBG Board, a position that she has held since March 1999.

18. Defendant Blythe J. McGarvie is a member of the PBG Board, a position that she has held since March 2002.  She is the chief executive officer of Leadership for International Finance.

19. Defendant John A. Quelch is a member of the PBG Board, a position that he has held since January 2005.  He is the senior associate dean of and a professor at Harvard Business School.

20. Defendant Javier G. Teruel is a member of the PBG Board, a position that he has held since May 2007.  He is a partner at Spectron Desarrollo, S.C.

21. Each of the Director Defendants is a member of the PBG Board and, upon information and belief, participated in the decisions challenged herein.  The Director Defendants, as directors of PBG, owe the PBG stockholders the duty to act with care and the utmost good faith and loyalty.

FACTUAL BACKGROUND
I.           PepsiCo and Its Bottlers

22. In 1999, PepsiCo made the decision to spin off its beverage bottling division.  Accordingly, PBG was incorporated in January 1999 as a wholly owned subsidiary of PepsiCo, and became a publicly traded company on March 31, 1999.  According to its most recent Form 10-K, PBG is the world’s largest manufacturer, seller, and distributor of Pepsi-Cola beverages.

23. PepsiCo also maintains a noncontrolling interest in PepsiAmericas, Inc. (“PAS”), the world’s second-largest bottler of Pepsi-Cola beverages.

24. Since the spin-off, PepsiCo and PBG have enjoyed a mutually beneficial commercial relationship.  According to its most recent Form 10-K, more than 80% of PBG’s sales volume is derived from the sale of PepsiCo brands, and PepsiCo provided PBG with more than $700 million in bottler incentives in each of the last three years.  In turn, PBG sells more PepsiCo beverages than any other bottler and has exclusive manufacturing, sales, and distribution rights for these beverages in all or portions of 42 states and the District of Columbia, Canada, Spain, Greece, Russia, Turkey, and Mexico.

II.           PepsiCo Announces Its Offer to Acquire PBG and PAS in Negotiated Acquisitions

25. On April 19, 2009, the Chairman of PepsiCo sent a letter to the PBG Board (the “April 19 Letter”) containing a non-binding, negotiable proposal to acquire each outstanding share of common stock that PepsiCo does not already own in PBG in exchange for $14.75 in cash plus 0.283 shares of PepsiCo common stock.  That same day, PepsiCo transmitted a similar letter to the board of directors of PAS proposing to acquire each outstanding share of PAS for $11.64 in cash plus 0.223 shares of PepsiCo common stock.1  Both letters indicated the proposals made for PBG and PAS are cross-conditional—in other words, each is conditioned on the successful completion of the other transaction.

26. The Proposed Acquisition represents a 17.1% premium above the closing price of PBG’s stock on the New York Stock Exchange on the last full trading day before the first public announcement of the Proposed Acquisition, and a 36% premium over the average closing price of PBG’s stock over the previous thirty days.

27. The April 19 Letter reflected PepsiCo’s unmistakable desire to negotiate and enter into a friendly, negotiated acquisition of PBG.  Specifically, it provided that:

•	the Proposed Acquisition is “subject to the negotiation of a definitive merger agreement”;
•	PBG would have an opportunity to conduct its own due diligence with respect to PepsiCo;
•
PepsiCo “expect[s] that PBG will establish a special committee of directors independent from [PepsiCo] (or rely upon the Affiliated Transaction Committee) to consider [its] proposal on behalf of its shareholders and to recommend to its Board of Directors whether to approve the proposal”; and

•	PepsiCo “would welcome the opportunity to present [its] proposal to the [PBG] special committee.”

1 Pursuant to a shareholders agreement between PepsiCo and PAS, PepsiCo’s offer to PAS was expressly “conditioned upon the approval of a majority of the directors of [PAS] that are independent from [PepsiCo].”

The April 19 Letter concluded by stating that PepsiCo “looks forward to working with [PBG] and its legal and financial advisors to complete a transaction that is attractive to PBG’s non-PepsiCo shareholders.”

28. On April 20, 2009, before the United States stock markets opened, PepsiCo issued a press release announcing the Proposed Acquisition and the offer for PAS and reproducing both April 19 letters in their entirety.

III.	PBG Rejects the Proposed Acquisition and Adopts Unreasonable and Disproportionate Defensive Measures

29. On May 4, 2009, PBG issued a tersely worded news release (the “May 4 Release”) announcing that the PBG Board, acting on the unanimous recommendation of a special committee (the composition of which still has not been publicly disclosed) had rejected PepsiCo’s Offer as “grossly inadequate and not in the best interests of PBG and its stockholders.”

30. In addition, the May 4 Release indicated, and PBG’s subsequently filed Form 8-K revealed, that the PBG Board had purportedly (1) approved adoption of a stockholders’ rights plan (the “Rights Plan”); (2) amended PBG’s bylaws to modify notice and informational requirements concerning annual and special stockholder meetings and to modify the requirements for acting by written consent of stockholders (the “Bylaw Amendments”); and (3) approved certain compensation and benefits agreements with respect to a select group of PBG executives (the “Employee Retention Arrangements”).

IV.	The Actions Purportedly Taken by the PBG Board Are Invalid and Void Because PBG Failed to Provide Notice to All of the PBG Directors

31. The May 4 Release was the first time that PepsiCo learned of the aforementioned actions by the PBG Board.  More importantly, it was also the first that PBG directors Compton and Trudell learned of the PBG Board’s actions.  They had not been provided notice of the meeting (or, for that matter, of any other meetings of the PBG Board, or of the formation or composition of a special committee, since the announcement of the Offer on April 20, 2009).

32. Upon information and belief, prior to issuing the May 4 Release, some (but not all) of the members of the PBG Board purported to convene at least one special meeting (the “Special Meeting”) to adopt the Rights Plan, enact the Bylaw Amendments, and approve the Employee Retention Arrangements.2  The Special Meeting was improper, and any actions taken there are void ab initio because the PBG Board and/or PBG management failed to provide notice of the Special Meeting to PBG directors Compton and Trudell.  PBG has offered no explanation for excluding Compton and Trudell from the meeting, and Compton and Trudell never consented to their exclusion from the Special Meeting or any other PBG Board meeting at which bylaw amendments, rights plans, or employment arrangements were to be considered.

33. It is a bedrock principle of Delaware corporate law and of proper management of a Delaware corporation that a board of directors controls a corporation by

2 The May 4 Release did not expressly state that the PBG Board “met” to adopt the Rights Plan, Bylaw Amendments and Employee Retention Arrangements.  To the extent that the PBG Board purported to act by written consent rather than at a special meeting, such action would violate both Delaware law and Section 6 of Article 4 of the PBG bylaws, which permit action by written consent only when “taken by all members of the Board.”  Neither Compton nor Trudell was approached to sign such a consent.

taking action at properly constituted meetings.  Section 141(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides: “The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors . . . ..”  Article Six of the Amended and Restated Certificate of Incorporation (the “Certificate”) of PBG provides:  “The Board of Directors shall have the exclusive power and authority to direct management of the business and affairs of [PBG].”  The provision of notice of meetings is a prerequisite for directors to fulfill their duties to shareholders.  Therefore, purported board actions taken at improperly convened meetings are ultra vires.

34. Compton and Trudell neither waived the notice requirement generally nor consented, explicitly or implicitly, to its waiver in particular circumstances.

35. On April 20, 2009, Steven M. Rapp, Senior Vice President, General Counsel, and Secretary of PBG, sent e-mails to Compton and Trudell with the subject headings “PepsiCo Proposal.”  Rapp wrote:

As you know, on April 19, 2009, PepsiCo made a proposal to acquire the outstanding shares of common stock of PBG.  In light of your position with PepsiCo, you are an interested director with respect to the proposed transaction.  PBG’s Board of Directors will hold meetings from time to time in the coming weeks to consider PepsiCo’s proposal.  Because you will need to recuse yourself from those meetings, I will not be providing you with notice of those meetings in which the proposed transaction is the sole topic to be discussed (emphasis added).

36. Neither Trudell nor Compton provided a written waiver or consent to be excluded from meetings at which topics other than the Proposed Acquisition would be discussed.  Neither appeared at the Special Meeting; indeed, they could not have—they had no idea that it was scheduled.  In order for the Special Meeting to have been valid,

Compton and Trudell must have been provided notice and given an opportunity to participate or to recuse themselves where appropriate.

37. As Rapp’s e-mails make clear, the PBG Board flagrantly and knowingly violated its obligation to inform Compton and Trudell of the Special Meeting.  Any actions undertaken by the PBG Board at that meeting—including the adoption of the Rights Plan, the amendment of the Bylaws, and the approval of the Employee Retention Arrangements—are therefore invalid and void under longstanding Delaware law.

38. As evidenced by the actions purported to be taken, the Proposed Acquisition was not “the sole topic to be discussed” at the Special Meeting.  The Rights Plan pertains to PBG’s capital structure generally rather than to the Proposed Acquisition specifically.  Furthermore, the Rights Plan would apply to any stockholder that acquires more than 15% of PBG stock.  In other words, the Rights Plan applies to the acquisition of 15% of PBG stock by stockholders other than PepsiCo.

39. Similarly, the amendments to the PBG bylaws consist of changes pertaining to PBG’s general corporate governance.  The notice and informational requirements for annual and special meetings, as well as the written consent requirements, impact a broad range of shareholder activity entirely unrelated to PepsiCo’s offer to negotiate a mutually acceptable merger agreement to acquire PBG.  The provisions apply with equal force to all PBG stockholders, and to a wide variety of shareholder actions and proposals.

40. Finally, the Employee Retention Arrangements are knee-jerk reactions to increase executive compensation without proper vetting and approval and are triggered if any entity—including, but not limited to, PepsiCo—acquires at least 50% of the outstanding PBG shares.

41. Each of the actions taken by the PBG Board at the Special Meeting concerns issues of corporate governance that must be the province of the entire PBG Board.  In order for the PBG Board to take such actions, all directors—including Compton and Trudell—must be given notice of the proposed meeting and must be given an opportunity to express their views to their fellow directors and to recuse themselves or participate.  The PBG Board’s egregious failure to provide such notice to Compton and Trudell is inexcusable and renders the Rights Plan, the Bylaw Amendments, and the Employee Retention Arrangements invalid and void under Delaware Law.

V.	PBG’s Rights Plan Is an Unlawful Restriction on PepsiCo’s Shareholder Rights and an Unreasonable and Disproportionate Response to a Friendly Offer

42. At the Special Meeting, the PBG Board purportedly adopted the Rights Plan and declared a dividend of one preferred share purchase right (a “Right”) for each share of PBG common stock outstanding as of the close of business on May 14, 2009.

43. The Rights are distributed and become exercisable for one one-thousandth of a share of PBG’s Series A preferred stock at a price of $100.00 (the “Purchase Price”) upon the “Distribution Date,” defined as the earlier of (i) the date that a person other than PepsiCo has acquired beneficial ownership3 of more than 15% of PBG’s common stock,

3 The Rights Plan defines beneficial ownership (the “Beneficial Ownership Provision”) to include, among other things:

[T]he right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed under this clause . . . to be the Beneficial Owner of . . . any security if . . . the agreement,

(ii) the date that PepsiCo has acquired beneficial ownership of any shares of common stock that it did not beneficially own on May 4, 2009, and (iii) a date designated by the PBG Board following the commencement of, or announcement of the intention to make, a tender offer or exchange offer that, if successful, would result in a person other than PepsiCo becoming the beneficial owner of more than 15% of PBG’s outstanding common stock, or PepsiCo’s becoming the beneficial owner of any share of common stock that it did not beneficially own on May 4, 2009 (any such person being an “Acquiring Person”).  The Rights expire on May 4, 2010, unless earlier redeemed or canceled by PBG.

44. Thus, the Rights would be triggered were PepsiCo to become the beneficial owner of even a single additional share of PBG common stock.  This is not so for any other PBG stockholder.

A.   The Rights Plan Unduly Restricts PepsiCo’s Shareholder Franchise Rights

45. When applied together, the Distribution Date and the Beneficial Ownership Provision prevent PepsiCo from exercising its basic rights as a PBG stockholder.  Specifically, it prohibits PepsiCo from privately soliciting proxies or consents from up to ten of its fellow stockholders, as permitted by the federal securities laws.  Under Rule 14a-2(b)(2), with some exceptions, the proxy regulations under Rules 14a-3 through 14a-6 do not apply to solicitations of not more than ten other shareholders.  See 17 C.F.R. § 240.14a-2.  Federal law therefore allows a shareholder to avoid the arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of [PBG common stock].

significant obligations of federal proxy regulations by privately soliciting proxies or consents from up to ten of its fellow shareholders.  By limiting PepsiCo’s ability to obtain proxies to doing so by public solicitation, PBG effectively eliminated PepsiCo’s ability to conduct a private solicitation for the upcoming annual meeting, and effectively eliminated PepsiCo’s ability to act by consent except where the consents are solicited pursuant to a public consent solicitation.  For a 40% stockholder such as PepsiCo, this is a significant limitation on its ability to exercise its rights as a stockholder.

46. PepsiCo’s basic rights as a shareholder of PBG also include the right to vote to elect or remove directors, including nominating directors of its choosing, or voting to remove incumbent directors.  Because PepsiCo does not have a majority voting power, it may wish to solicit the votes of certain other shareholders in support of any directors PepsiCo may nominate, in support of the removal of incumbent directors, or in support of other actions it may propose.  As is common practice, PepsiCo would likely secure these votes through either a consent or proxy solicitation.  While federal law allows PepsiCo to solicit consents and proxies either publicly or privately, the apparent purpose and effect of the Rights Plan—specifically, the interaction of the Distribution Date and the Beneficial Ownership Provision—is to prohibit PepsiCo from proceeding through a private consent solicitation or proxy agreement, as even an oral agreement between PepsiCo and another shareholder could be alleged to make PepsiCo a beneficial owner of an additional share of PBG common stock, thus triggering the Rights.  Thus, the Rights Plan appears to have the purpose and effect of interfering with PepsiCo’s ability to solicit consents or proxies privately.

47. With its ability to solicit privately consents and proxies from its fellow shareholders curtailed by the Rights Plan, PepsiCo is left only with the prospect of a public solicitation—an extremely expensive and time-consuming alternative.  By contrast, it is efficient and relatively costless for PepsiCo to contact a limited number of shareholders to discuss potentially mutually beneficial actions.  By requiring PepsiCo to undertake the great time and expense to do publicly what it, and any other PBG stockholder, could otherwise do privately, the Rights Plan frustrates the exercise of PepsiCo’s shareholder franchise rights.  In addition, to the extent the Rights Plan would eliminate the ability of stockholders to act by consent under section 228 of the DGCL without doing a public solicitation, it is a limitation on the ability of stockholders to act by consent which is not in the Certificate, in violation of section 228 of the DGCL.

48. Even if PepsiCo were to solicit publicly all other shareholders, the Rights Plan could be construed to prohibit PepsiCo from discussing consents or proxies with other shareholders.  Under the Rights Plan, PepsiCo becomes a beneficial owner when it receives a consent or proxy from another shareholder unless the consent or proxy is granted to PepsiCo solely as a revocable proxy or consent given in response to a public consent or proxy solicitation.  Therefore, if a shareholder wishes to have any discussions with PepsiCo before granting its consent or proxy in connection with a public solicitation it will be prohibited from doing so, as the agreement will not arise solely from the public solicitation and will trigger the Rights.

49. Not only can PepsiCo not approach other shareholders without triggering the Rights, it may not even entertain the approaches of other shareholders without risking triggering the Rights.

50. The Director Defendants owe the PBG stockholders, including PepsiCo, the duty to act with care and the utmost good faith and loyalty.  By hastily adopting a shareholder rights plan containing a Distribution Date that invalidly disenfranchises PepsiCo, the PBG Board failed to act with the care required of it by Delaware law.

        B. The Rights Plan Is An Unreasonable and Disproportionate Response to a Negotiable, Non-Coercive Offer

51. The provisions of the Rights Plan plainly demonstrate that it is unreasonable and disproportionate to a negotiable, non-threatening acquisition proposal.  Under the Rights Plan, if and when a person (such as PepsiCo) becomes an Acquiring Person, all Rights other than those held by the Acquiring Person will “flip in,” and each Right will be converted into a right to acquire, upon payment of the Purchase Price, shares of PBG common stock having a value equal to two times the Purchase Price.  Thus, with respect to the Proposed Acquisition, any holder of a Right (other than the Acquiring Person) will be able to purchase shares of PBG common stock at a 50% discount, thereby diluting the Acquiring Person’s interest in PBG.

52. Similarly, if and when PBG engages in a merger (as is contemplated following the Proposed Acquisition), the Rights will “flip-over” and be converted into the right to acquire, upon payment of the Purchase Price, shares of the acquirer’s or surviving corporation’s common stock having a value equal to two times the Purchase Price.  Thus, any holder of a Right (other than the Acquiring Person) will be able to purchase shares of the acquirer’s or surviving corporation’s stock at a 50% discount, thereby diluting the interest of the acquirer’s or surviving corporation’s existing stockholders.

53. At any time after a person becomes an Acquiring Person, the PBG Board may exchange the Rights, other than those owned by the Acquiring Person, in whole or in part, at an exchange ratio per Right of one half of the securities that would be issuable at such time upon the exercise of one Right.

54. Under the Rights Plan, the PBG Board may redeem all of the Rights, at a price of $0.01 per Right, at any time prior to the close of business on the earlier of (i) the Distribution Date; or (ii) the expiration of the Rights Plan on May 4, 2010.

55. The Proposed Acquisition would result in PepsiCo’s becoming an Acquiring Person, which, in turn, will make the Rights (other than Rights held by PepsiCo or any of its affiliates) exercisable for shares of PBG’s common stock at a 50% discount to their market value.

56. This event would make the Proposed Acquisition prohibitively expensive to PepsiCo and would severely dilute PepsiCo’s interest in PBG.  The Defendants have failed to discharge their fiduciary duties by failing to conduct a good faith and reasonable investigation of the Proposed Acquisition, which is entirely non-coercive and non-threatening.  While PBG claimed that its decision to reject the Proposed Acquisition was based on “inadequate value,” its response was to strip PepsiCo of its rights as a stockholder and to seek to entrench its directors and enrich its management rather than to seek to address any supposed issues of value.  The PBG Board ignored crucial facts and potential opportunities central to the welfare of PBG and its stockholders.

57. The Director Defendants have also breached their fiduciary duties by purporting to adopt the Rights Plan.  The Director Defendants’ decision to maintain the Rights Plan is an unreasonable and disproportionate response to the Proposed Acquisition.

COUNT I

(Breach of Fiduciary Duty:  The Unlawful PBG Board Meeting)

58. Plaintiffs repeat and reallege each and every allegation set forth in the foregoing paragraphs 1 through 57 as if fully set forth herein.

59. PBG provided no notice to Plaintiffs Compton and Trudell of the Special Meeting.  The Special Meeting was therefore improperly convened and any actions taken at that meeting are invalid and void under Delaware law.

60. Despite the failure to notify Compton and Trudell of the Special Meeting, PBG directors purported to take certain Board actions, including adopting the Rights Plan, Bylaw Amendments, and Employee Retention Arrangements.

61. In taking such actions at an improperly convened meeting, the Director Defendants violated their duty to PBG’s stockholders to act with care and the utmost good faith and loyalty.

COUNT II

(Declaratory and Injunctive Relief:  The Unlawful PBG Board Meeting)

62. Plaintiffs repeat and reallege each and every allegation set forth in the foregoing paragraphs 1 through 61 as if fully set forth herein.

63. PBG provided no notice to Plaintiffs Compton and Trudell of the Special Meeting.

64. Delaware law requires that directors receive notice of all special meetings in order to fulfill their fiduciary duties.

65. Neither Trudell nor Compton provided a written waiver or consent to be excluded from meetings at which topics other than the Proposed Acquisition would be discussed.

66. The actions taken by the PBG Board at the Special Meeting—adopting the Rights Plan, the Bylaw Amendments, and the Employee Retention Arrangements—were not exclusively related to PepsiCo’s Offer.  Therefore, Compton and Trudell should have received notice of, and been given the opportunity to participate in, the Special Meeting even if they had consented not to receive notice of meetings solely focused on the PepsiCo Offer.

67. PBG’s failure to provide Compton and Trudell with notice of the Special Meeting renders all actions taken at that meeting void ab initio.  The injury to PepsiCo will not be compensable in money damages.  Plaintiffs have no adequate remedy at law.

COUNT III

(Breach of Fiduciary Duty:  Franchise Restrictions)

68. Plaintiffs repeat and reallege each and every allegation set forth in the foregoing paragraphs 1 through 67 as if fully set forth herein.

69. The Director Defendants owe PBG’s stockholders the duty to act with care and the utmost good faith and loyalty.

70. The Defendants enacted a Rights Plan which could prevent PepsiCo from exercising its most basic rights as a stockholder, namely consulting with other stockholders and exercising its franchise rights by soliciting consents and proxies from its fellow PBG stockholders without triggering the Rights Plan’s poison pill.

71. The Rights Plan conditions PepsiCo’s exercise of its shareholder franchise rights recognized by federal securities law and Delaware corporate law on the acceptance of a poison pill that would both foreclose the Proposed Acquisition and dilute PepsiCo’s interest in PBG.

72. In unlawfully restraining PepsiCo’s stockholder franchise rights, the Director Defendants violated their duty to act with care and the utmost good faith and loyalty.

COUNT IV

(Declaratory and Injunctive Relief:  Franchise Restrictions)

73. Plaintiffs repeat and reallege each and every allegation set forth in the foregoing paragraphs 1 through 72 as if fully set forth herein.

74. The Defendants enacted a Rights Plan which could prevent PepsiCo from exercising its most basic rights as a stockholder, namely consulting with other stockholders and exercising its franchise rights by soliciting consents and proxies from its fellow PBG stockholders without triggering the Rights Plan’s poison pill.

75. The unlawful actions of the Defendants threaten to deprive PepsiCo of the opportunity to solicit consents and proxies and to reach consent and proxy agreements with its fellow shareholders.  The loss of this opportunity constitutes irreparable harm which cannot be adequately remedied later.

76. Unless the PBG Board is restrained by this Court from enforcing these unlawful provisions of the Rights Plan, PepsiCo will be unable to exercise its basic stockholder rights.  The injury to PepsiCo will not be compensable in money damages.  Plaintiffs have no adequate remedy at law.

COUNT V

(Breach of Fiduciary Duty: The Rights Plan)

77. Plaintiffs repeat and reallege each and every allegation set forth in the foregoing paragraphs 1 through 76 as if fully set forth herein.

78. The Director Defendants owe PBG’s stockholders the duty to act with care and the utmost good faith and loyalty.

79. The Proposed Acquisition is non-coercive and negotiable, is fair to PBG’s stockholders, and poses no threat to its corporate policy and effectiveness.  The Defendants summarily refused to engage PepsiCo in a meaningful dialogue and failed to inform themselves adequately about the merits of the Proposed Acquisition.  Thus, the Defendants failed to conduct a good faith and reasonable investigation of the Proposed Acquisition.

80. The Director Defendants’ decision to purport to adopt the Rights Plan is an unreasonable and disproportionate response to the Proposed Acquisition, which poses no threat to the interests of PBG’s stockholders or to PBG’s corporate policy and effectiveness.  Thus, the actions of the Director Defendants are in breach of the fiduciary duties they owe to PBG’s stockholders under applicable Delaware law.

81. The unlawful actions of the Defendants further threaten to deprive PepsiCo of the opportunity to proceed with its Proposed Acquisition.  The loss of this unique opportunity constitutes irreparable harm which cannot be adequately remedied later.

82. Unless the PBG Board is restrained by this Court and ordered to remove the roadblocks to a potential transaction, the substantial benefits of the Proposed Acquisition will be forever lost.  The injury to Plaintiffs and the PBG stockholders will not be compensable in money damages.  Plaintiffs have no adequate remedy at law.

WHEREFORE, for the reasons set forth above, Plaintiffs respectfully request that this Court:

a.           declare that any actions taken at the Special Meeting are null and void;

b.           enjoin the PBG Board from convening any other meetings without providing Compton and Trudell notice and an opportunity to participate;

c.           declare that the provisions of the Rights Plan that infringe PepsiCo’s voting rights are invalid as a matter of Delaware law;

d.           enjoin the Defendants from attempting to apply, enforce, or otherwise invoke the provisions of the Rights Plan that prevent PepsiCo from soliciting private consents or proxies;

e.           declare that the Defendants have breached their fiduciary duties to the PBG stockholders under Delaware law by adopting the Rights Plan;

f.           compel the Defendants to cancel the Rights Plan;

g.           award Plaintiffs their costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and

h.           grant Plaintiffs such other and further relief as this Court may deem just and proper.

/s/ Allen M. Terrell, Jr.
OF COUNSEL: Arthur F. Golden Lawrence Portnoy Scott B. Luftglass Michael Scheinkman Jason M. Spitalnick DAVIS POLK & WARDWELL 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Allen M. Terrell, Jr. (#709)
Daniel A. Dreisbach (#2583)
Blake Rohrbacher (#4750)
Scott W. Perkins (#5049)
RICHARDS LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware  19801
(302) 651-7700

Attorneys for Plaintiffs PepsiCo, Inc., John C. Compton and Cynthia M. Trudell

Dated: May 11, 2009

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